Exhibit 99.1

December 10, 2012

FROM:

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Angie Freeman, vice president (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON ANNOUNCES DIRECTOR RETIREMENT

Michael W. Wickham to Retire from C.H. Robinson Board of Directors

MINNEAPOLIS, MN December 10, 2012 — C.H. Robinson Director Michael W. Wickham informed the Board of Directors on December 6, 2012, that he will not stand for re-election at the company’s next Annual Shareholders’ Meeting on May 9, 2013.

Wickham, 65 years old, has been a director of the company since 2004. He retired as chairman of the Board of Roadway Corporation in December, 2003, where he was chairman and chief executive officer from 1996 to 2003. Prior to that, he was the president of Roadway Express, where he held a variety of management positions during his 35-year career with the company. Mr. Wickham founded and was chairman of the Board of the Motor Freight Carriers Association. He also founded and chaired American Transportation Research Institute, and is a director of Republic Services (NYSE: RSG) and Douglas Dynamics, Inc. (NYSE: PLOW). He has served on the Board of Directors of Children’s Hospital in Akron, Ohio and on its Foundation Board.

Founded in 1905, C.H. Robinson Worldwide, Inc., is a global provider of multimodal transportation services and logistics solutions, serving over 37,000 customers through a network of offices in North America, Europe, Asia, South America, and Australia. C.H. Robinson is one of the largest third-party logistics companies in the world, with annual total revenues of over $10 billion. For more information about our company, visit our Web site at www.chrobinson.com.

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